Exhibit 99.1

THE WET SEAL, INC. ANNOUNCES SECONDARY OFFERING OF COMMON STOCK

FOOTHILL RANCH, CA, December 13, 2006 — Specialty retailer The Wet Seal, Inc. (NASDAQ: WTSLA) (the “Company”) today announced a secondary offering of 16,000,000 shares of its Class A common stock. As a part of the offering, the selling stockholders have granted to the underwriters an over-allotment option to purchase up to 2,400,000 additional shares of the Company’s Class A common stock.

The shares are being sold by certain affiliates of Prentice Capital Management, LP (200,000 shares), S.A.C. Capital Associates, LLC (16,675,000 shares) and GMM Capital LLC (1,525,000 shares).

The Company will not receive any proceeds from this offering, other than proceeds received as a result of the exercise of warrants for shares of Class A common stock to be sold in the offering by the selling stockholders.

Credit Suisse Securities (USA) LLC is serving as the sole bookrunning manager for the offering, pursuant to an effective registration statement filed with the Securities and Exchange Commission. Copies of the final prospectus relating to the offering may be obtained from the prospectus department of Credit Suisse Securities (USA) LLC, 11 Madison Avenue, New York, New York 10010, 212-325-2580.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. The Company currently operates a total of 431 stores in 46 states, the District of Columbia and Puerto Rico, including 337 Wet Seal stores and 94 Arden B stores. The Company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.

SOURCE: The Wet Seal, Inc.